UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

June 11, 2010

Date of Report

LBO CAPITAL CORP.

(Exact Name of Registrant as specified in its charter)

             Colorado                                                  33-19107                                   38-2780733

       (State or other jurisdiction of                  (Commission                            (I.R.S. Employer

        incorporation or  organization)                 file number)                  Identification Number)

3509 Auburn Rd.

Auburn Hills, MI 48326

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (248) 844-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page 1.

Item: 1.01   Entry into a Material Definitive Agreement

Effective June 11, 2010, LBO Capital Corp. (“LBO Capital”) entered into a Definitive Agreement with WAM Holdings, LLC, (“WAM Holdings”) a Georgia limited liability company with offices in Atlanta, Georgia.  WAM Holdings is a privately held company directed by Steven Wilbert, Managing Director, who also serves as Chief Financial Officer of SEEC, Inc.  (“SEEC”).

WAM Holdings, together with Solvenz Group Limited Series LLC (“Solvenz Group”), a Delaware company, will structure, identify and underwrite collateral satisfactory to a structured offering.  A unique blend of senior life settlement backed notes will complement LBO’s expansion of existing technologies and incubation of new technologies.  LBO Capital will be finalizing terms of the offering circular to present to qualified and institutional investors early this summer.  The services include life settlement asset acquisition agent, detailed portfolio information, underwriting, risk analysis, legal review, coordination of closing, insurable interest review and fund infrastructure to manage and optimize life settlement collateral.

LBO Capital will issue 6,806,383 stock warrants, which is 19.5% fully diluted, to be held in escrow for the benefit of WAM Holdings and Solvenz Group pending the sale of notes.  Each warrant will be equivalent to one share of common stock, strike price will be $0.0001 per share, and expiry June 9, 2020.  The LBO Expansion Fund will pay an industry standard annual management fee to SEEC and Solvenz Group for packaging, underwriting and administering the LBO Expansion Fund and Solvenz Growth Fund.  Each fund will be managed separately and will pay a yearly management fee of 2.0% percent of its Net Asset Value (“NAV”), plus third party expenses to be capped at 0.9% percent of NAV.

Once collateral securitization and underwriting is complete, LBO will purchase the Solvenz Growth Fund notes which will hold the portfolio of life settlement policies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 14, 2010

                                                                                      LBO CAPITAL CORP.

By  \s\  Thomas W. Itin

Thomas W. Itin

                                                                                     Chairman  & CEO